Exhibit 21.1

TechTarget, Inc.

List of Subsidiaries

Subsidiary Legal Name	Employer ID Number	% Owned	State/Country Incorporated
Bitpipe, Inc.	04-3442108	100%	DE
TechTarget Securities Corporation	20-1921630	100%	MA
TechTarget Limited	NA	100%	United Kingdom
KnowledgeStorm, Inc.	58-2512952	100%	DE
TechTarget (HK) Limited	NA	100%	Hong Kong
TechTarget (Beijing) Information Technology Consulting Company, Limited	NA	100%	China
TechTarget (Australia) Pty Ltd	NA	100%	Australia
TechTarget (Singapore) PTE. Ltd.	NA	100%	Singapore
E-Magine Médias	NA	100%	France